Exhibit 99.1

Federal-Mogul Completes Purchase of Honeywell Friction Business

Southfield, Mich., July 14, 2014...Federal-Mogul Holdings Corporation (NASDAQ: FDML) today announced that its Motorparts Division has completed the previously announced acquisition of certain business assets of the Honeywell Friction Material business. The Honeywell Friction Material business is headquartered in Glinde, Germany, with significant operations in Romania and China.

“The acquisition of Honeywell’s friction business substantially strengthens the manufacturing and engineering capabilities of Federal-Mogul Motorparts’ current global braking portfolio,” said Daniel Ninivaggi, Federal-Mogul Co-CEO and CEO, Federal-Mogul Motorparts. “This acquisition enables us to accelerate our long-term strategy of enhancing our core braking product lines with a globally competitive footprint and market-leading technology. It also further strengthens our market leadership in the OE and aftermarket segments, particularly in Europe and Asia.”

The acquired business operates only in Europe, China and Brazil and not in the United States. As described in the definitive transaction agreements, the transaction does not include the Bendix name or line of products or any assets, liabilities or business in the United States. In addition as further described in the definitive transaction agreement, Honeywell retains any and all liability for asbestos product liability or similar claims and has committed to indemnify Federal-Mogul for such claims.

Federal-Mogul Motorparts is an industry leader in brake friction materials, with global applications for original equipment light vehicle, commercial vehicle and heavy-duty markets. The company sells the Wagner®, Ferodo® and Abex® brake friction product lines in the global automotive aftermarket. The Honeywell Friction business will provide the company with premium brands, including Jurid®. Federal-Mogul is among the first brake friction companies to offer low- and zero-copper brake formulations for original equipment customers, and recently launched low copper brake pads in the aftermarket as well.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, fluctuations in domestic or foreign vehicle production, fluctuations in the demand for vehicles containing our products, the Company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, the success of the company’s segmentation and corresponding effects and general global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statements.

About Federal-Mogul

Federal-Mogul Holdings Corporation (NASDAQ: FDML) is a leading global supplier of products and services to the world’s manufacturers and servicers of vehicles and equipment in the automotive, light, medium and heavy-duty commercial, marine, rail, aerospace, power generation and industrial markets. The company’s products and services enable improved fuel economy, reduced emissions and enhanced vehicle safety.

Federal-Mogul operates two independent business divisions, each with a chief executive officer reporting to Federal-Mogul’s Board of Directors.

Federal-Mogul Powertrain designs and manufactures original equipment powertrain components and systems protection products for automotive, heavy-duty, industrial and transport applications.

Federal-Mogul Motorparts sells and distributes a broad portfolio of products through more than 20 of the world’s most recognized brands in the global vehicle aftermarket, while also serving original equipment vehicle manufacturers with products including braking, chassis, wipers and other vehicle components. The company’s aftermarket brands include ANCO® wiper blades; Champion® spark plugs, wipers and filters; AE®, Fel-Pro®, FP Diesel® Goetze®, Glyco®, Nüral®, Payen® and Sealed Power® engine products; MOOG® steering and suspension parts; and Ferodo®, Wagner® and Abex® brake products.

Federal-Mogul was founded in Detroit in 1899. The company employs 44,300 people in 33 countries, and its worldwide headquarters is in Southfield, Michigan, United States. For more information, please visit www.federalmogul.com.

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CONTACT:

Paula Silver

248.354.3045

Paula.silver@federalmogul.com